Prospectus Supplement No. 6	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7)
(To Prospectus dated August 22, 2006)	Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006, Supplement No. 1 to such prospectus dated August 31, 2006, Supplement No. 2 to such prospectus dated September 14, 2006, Supplement No. 3 to such prospectus dated September 28, 2006, Supplement No. 4 to such prospectus dated November 1, 2006 and Supplement No. 5 to such prospectus dated January 11, 2007. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2007.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before January 30, 2007.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

			Shares of		Shares of
	Principal		Common		Common
	Amount of		Stock		Stock
	Notes		Beneficially	Shares of	Beneficially	Percentage
	Beneficially	Percentage	Owned	Common	Owned	of Common
	Owned and	of Notes	Prior to	Stock	After	Stock
Name	Offered	Outstanding	Offering	Offered	Offering	Outstanding
CBI Pension(1)	$35,000	*	1,562	1,562	—	—

Celanese Americas Corp Retire Pension(1)	$250,000	*	11,156	11,156	—	—

Cervantes Portfolio LLC(1)	$300,000	*	13,387	13,387	—	—

Earlham College Endowment(1)	$150,000	*	6,694	6,694	—	—

Fairfax County Employees’ Retirement(1)	$300,000	*	13,387	13,387	—	—

Kellogg Co. — Master Retirement Trust(1)	$500,000	*	22,312	22,312	—	—

Kellogg Co. — Welfare Benefit Trust(1)	$200,000	*	8,925	8,925	—	—

Pension Reserves Investment Trust Fund(1)	$2,000,000	1.39%	89,246	89,246	—	—

Praxair Retirement Program(1)	$190,000	*	8,479	8,479	—	—

Reform Pension Board(1)	$175,000	*	7,810	7,810	—	—

RI Employees’ Retirement System(1)	$250,000	*	11,156	11,156	—	—

Rockwell Automation Master Trust(1)	$175,000	*	7,810	7,810	—	—

Southwest Carpenters Pension Trust(1)	$300,000	*	13,387	13,387	—	—

Teachers Retirement System of Louisiana(1)	$1,000,000	*	44,623	44,623	—	—

University of Southern California(1)	$225,000	*	10,041	10,041	—	—

Wyeth Retirement Plan-U.S. Master Trust(1)	$500,000	*	22,312	22,312	—	—

*	Less than one percent

(1)	Shenkman Capital Management, Inc. acts as investment manager to this security holder and as such has power to direct the voting and disposition of securities held by this security holder. Mark Shenkman is the chief investment officer of Shenkman Capital Management, Inc. and has oversight authority over all portfolio managers at Shenkman Capital Management, Inc.